                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                   THE LOUISIANA LAND AND EXPLORATION COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                   THE LOUISIANA LAND AND EXPLORATION COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                    [LOGO]

                    THE LOUISIANA LAND AND EXPLORATION COMPANY
                               909 Poydras Street
                                 P.O. Box 60350
                          New Orleans, Louisiana 70160

                                                                  March 28, 1995

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Louisiana Land and Exploration Company scheduled to be held on Thursday, May 11, 1995 at the Pan American Life Auditorium, 11th Floor, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana commencing at 9:00 A.M., Central Daylight Time. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

     At the meeting, stockholders are being asked to elect a Board of eleven Directors to serve for a term of one year, to consider and vote upon The Louisiana Land and Exploration Company 1995 Stock Option Plan for Non-Employee Directors and to transact such other business as may properly come before the meeting.

     It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience.

                                          Sincerely,

                                          /s/ H. LEIGHTON STEWARD
                                          --------------------------------
                                          H. Leighton Steward
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                   THE LOUISIANA LAND AND EXPLORATION COMPANY
                               909 Poydras Street
                                 P.O. Box 60350
                          New Orleans, Louisiana 70160

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                            ------------------------

To the Stockholders of
  THE LOUISIANA LAND AND EXPLORATION COMPANY:

     The Annual Meeting of Stockholders of The Louisiana Land and Exploration Company (the "Company") will be held on Thursday, May 11, 1995 at 9:00 A.M., Central Daylight Time, in the Pan American Life Auditorium, 11th Floor, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana, for the following purposes:

          (i) To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

          (ii) To consider and vote upon The Louisiana Land and Exploration Company 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan"); and

          (iii) To transact such other business as may properly come before the meeting.

     A copy of the Company's Annual Report to Stockholders for the year 1994 is enclosed.

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE ADDRESSED TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, P.O. BOX 8257, EDISON, NEW JERSEY 08818-9089.

                     SOLICITATION AND REVOCATION OF PROXIES

     Proxies are being solicited on behalf of the Board of Directors of the Company, and the Company will bear the cost of such solicitation. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company at no additional cost to the Company, in person or by telephone, telegram or other means of communication. The Company may reimburse custodians, nominees and fiduciaries holding Capital Stock (as defined below) for their reasonable expenses in sending proxy material to principals and obtaining their Proxy. In addition, the Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $9,500 plus disbursements. Any stockholder giving a Proxy may revoke it at any time before it is exercised by written notice to the Corporate Secretary of the Company or by voting in person at the meeting.

     It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about March 28, 1995.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on March 15, 1995, will be entitled to vote at the Annual Meeting. On that date there were 33,409,312 shares of the Capital Stock, par value $.15 per share, of the Company ("Capital Stock") outstanding and entitled to be voted at the Annual Meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table reflects the holdings of the only persons known to the Company to own beneficially 5% or more of Capital Stock.

                                                                 AMOUNT AND
                                                                 NATURE OF            PERCENT OF
                     NAME AND ADDRESS                            BENEFICIAL            CLASS ON
                   OF BENEFICIAL OWNER                           OWNERSHIP          MARCH 15, 1995
- ----------------------------------------------------------  --------------------    --------------
Fund American Enterprises Holdings, Inc...................   2,928,100 shares(1)         8.76%
The 1820 House
Main Street
Norwich, Vermont 05055
Metropolitan Life Insurance Company.......................   2,420,486 shares(2)         7.24%
One Madison Avenue
New York, New York 10010
FMR Corp..................................................   1,719,560 shares(3)         5.15%
82 Devonshire Street
Boston, Massachusetts 02109

- ---------------
(1) Based on a Form 4 dated October 7, 1994, filed with the Commission by Fund American Enterprises Holdings, Inc. ("FAEH"), the parent of Fund American Enterprises, Inc. ("FAE"). FAEH shares voting and dispositive power with respect to 596,565 shares with FAE and 2,331,535 shares with its subsidiary FFOG, Inc.

(2) Based on a Schedule 13G dated February 9, 1995, filed with the Commission by Metropolitan Life Insurance Company ("Metropolitan"), which has sole voting power with respect to 2,224,086 of such shares and sole dispositive power with respect to all of such shares. Metropolitan has reported that its subsidiary, State Street Research and Management Company, Inc. ("State Street") is the beneficial owner of 2,405,386 shares (with respect to which State Street has also filed a Schedule 13G with the Commission) of the total shares identified in the table above.

(3) Based on a Schedule 13G dated February 13, 1995, filed with the Securities and Exchange Commission (the "Commission") by FMR Corp., which has sole voting power with respect to 19,384 of such shares and sole dispositive power with respect to all of such shares.

     The following table sets forth the amount and percentage of Capital Stock (including shares held for the account of Executive Officers in The LL&E Savings Plan and The LL&E Dividend Reinvestment Plan) beneficially owned as of February 15, 1995, (March 10, 1995, in the case of Mr. Howson) by each nominee for election as a Director of the Company, by each of the individuals named in the Summary Compensation Table and by all Executive Officers and Directors of the Company as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and does not necessarily bear on the economic incidents of ownership or the right to transfer such shares.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
                                                                OWNERSHIP OF
                                                              SHARES OF CAPITAL     PERCENT
                        NAME OF INDIVIDUAL                        STOCK(1)          OF CLASS
      ------------------------------------------------------  -----------------     --------
      Leland C. Adams.......................................         9,750               *
      Richard A. Bachmann...................................        40,854               *
      John F. Greene........................................       122,588               *
      Robert E. Howson......................................           500               *
      Eamon M. Kelly........................................         9,291               *
      Kenneth W. Orce.......................................         5,000               *
      Victor A. Rice........................................         2,250               *
      Orin R. Smith.........................................         8,650               *
      H. Leighton Steward...................................       234,418               *
      Arthur R. Taylor......................................        10,250               *
      W.R. Timken, Jr. .....................................       100,123(2)            *
      Carlisle A.H. Trost...................................         6,521               *
      Joel M. Wilkinson.....................................        46,078               *
      John A. Williams......................................        44,040               *
      E.L. Williamson.......................................       105,651(3)            *
      All Directors and Executive Officers as a group (20
        persons), including those named above...............       953,938             2.8%

- ---------------
 *  Less than 1%

(1) Includes the following shares which Directors and Executive Officers had the right to acquire upon the exercise of options within sixty (60) days from February 15, 1995: Leland C. Adams -- 8,750 shares, Richard A.
    Bachmann -- 17,750 shares, John F. Greene -- 74,400 shares, Eamon M.
    Kelly -- 8,750 shares, Victor A. Rice -- 1,250 shares, Orin R.
    Smith -- 6,250 shares, H. Leighton Steward -- 166,387 shares, Arthur R. Taylor -- 8,750 shares, W.R. Timken, Jr. -- 8,750 shares, Carlisle A.H. Trost -- 6,250 shares, Joel M. Wilkinson -- 34,900 shares, John A.
    Williams -- 30,300 shares, E.L. Williamson -- 72,525 shares, all Directors and Executive Officers as a group -- 567,312 shares.

(2) Includes 14,873 shares owned by a trust of which Mr. Timken is the advisor; 51,300 shares owned by various trusts of which Mr. Timken is a co-trustee or co-advisor; and 1,000 shares owned by a charitable trust of which Mr. Timken is a member. Mr. Timken disclaims beneficial interest in 5,000 of such shares owned by members of his family living in his own home and 19,200 of such shares owned by a trust of which his wife is a co-trustee.

(3) Includes 16,295 shares owned by a company in which Mr. Williamson and his wife are the majority shareholders.

                            I. ELECTION OF DIRECTORS

     Eleven Directors are to be elected, each Director to hold office until the next Annual Meeting of Stockholders and until their successor is elected and qualifies. The persons named as proxies on the enclosed Proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below. All of such nominees, other than Robert
E. Howson, are now serving as Directors and were elected at the 1994 Annual Meeting. A majority of shares present at the meeting cast in favor of a nominee is required for the election of each of the nominees listed below. Messrs. Leland C. Adams, a director since 1988, and E.L. Williamson, a director since 1971, have reached retirement age and will not stand for reelection.

                                                                     POSITION, PRINCIPAL
                                            SERVED AS               OCCUPATION, BUSINESS
            NAME OF                         DIRECTOR                EXPERIENCE AND OTHER
            NOMINEE                 AGE       SINCE                  DIRECTORSHIPS HELD
- --------------------------------    ---     ---------     -----------------------------------------
Richard A. Bachmann.............    50         1989       Executive Vice President, Finance and
                                                          Administration, of the Company since May
                                                          1985; Chief Financial Officer of the
                                                          Company since 1981.
John F. Greene..................    54         1989       Executive Vice President, Exploration and
                                                          Production, of the Company since May
                                                          1985.
Robert E. Howson................    63        --          Chairman of the Board and Chief Executive
                                                          Officer of McDermott International, Inc.
                                                          and McDermott Incorporated since 1988;
                                                          Chairman of the Board and Chief Executive
                                                          Officer of J. Ray McDermott, S.A. since
                                                          January 1995; Director of McDermott
                                                          International, Inc., McDermott
                                                          Incorporated, J. Ray McDermott, S.A. and
                                                          Whitney Holding Corporation.
Eamon M. Kelly(2)(3)............    58         1986       President of Tulane University; Director
                                                          Emeritus of Hibernia Corp.; Director of
                                                          Gabelli Enterprises; Director of Zapata
                                                          Corporation from 1984 to 1986.
Kenneth W. Orce(4)(5)...........    51         1994       Partner of the law firm of Cahill Gordon
                                                          & Reindel, New York, since 1976.
Victor A. Rice(1)(2)............    54         1993       Chairman of the Board of Directors and
                                                          Chief Executive Officer of Varity
                                                          Corporation since 1980 and a Director of
                                                          Varity Corporation since 1978; Director
                                                          of Comptek Research, Inc., International
                                                          Murex Technologies, Inc. and American
                                                          Precision Industries.
Orin R. Smith(1)(4)(5)..........    59         1991       Chairman and Chief Executive Officer of
                                                          Engelhard Corporation since January 1995;
                                                          President and Chief Executive Officer of
                                                          Engelhard Corporation since May 1984, and
                                                          Director of Engelhard Corporation or its
                                                          predecessor company (Engelhard Minerals &
                                                          Chemicals Corporation) since 1979;
                                                          Director of Vulcan Materials Company, The
                                                          Summit Bancorporation and Perkin-Elmer
                                                          Corporation.

                                             (Table continued on following page)

                                                                     POSITION, PRINCIPAL
                                            SERVED AS               OCCUPATION, BUSINESS
            NAME OF                         DIRECTOR                EXPERIENCE AND OTHER
            NOMINEE                 AGE       SINCE                  DIRECTORSHIPS HELD
- --------------------------------    ---     ---------     -----------------------------------------
H. Leighton Steward(3)(4).......    60         1985       Chairman of the Board and Chief Executive
                                                          Officer of the Company since January 1,
                                                          1989; President of the Company since
                                                          January 1985; Chief Operating Officer of
                                                          the Company from January 1985 through
                                                          December 1988; Director of First Commerce
                                                          Corporation and the First National Bank
                                                          of Commerce.
Arthur R. Taylor(1)(3)(5).......    59         1982       Chairman of Arthur Taylor & Company
                                                          (private investment firm) since 1977;
                                                          President, Muhlenberg College since 1992;
                                                          Dean of the Graduate School of Business,
                                                          Fordham University, from 1985 to 1992;
                                                          Chairman of The Entertainment Channel
                                                          from 1981 to 1983; Director of
                                                          Pitney-Bowes, Inc., Nomura Pacific Basic
                                                          Fund, Inc., Jakarta Growth Fund, Inc.,
                                                          Japan OTC Equity Fund, Inc. and Korea
                                                          Equity Fund, Inc.
W.R. Timken, Jr.(2)(4)(5).......    56         1972       Chairman of the Board of Directors of The
                                                          Timken Company; Director of Trinova
                                                          Corporation and Diebold, Inc.
Carlisle A.H. Trost(1)(2).......    64         1990       Former Chief of Naval Operations for the
                                                          United States Navy (1986-1990); Director
                                                          of Lockheed Corporation, General Public
                                                          Utilities Corporation, General Public
                                                          Utilities (Nuclear) and General Dynamics
                                                          Corporation.

- ---------------
(1) Compensation Committee member. Mr. Taylor is Chairman of the Committee.

(2) Audit Committee member. Admiral Trost is Chairman of the Committee.

(3) Executive Committee member. Mr. Steward is Chairman of the Committee.

(4) Nominating Committee member. Mr. Smith is Chairman of the Committee.

(5) Finance Committee member. Mr. Timken is Chairman of the Committee.

DIRECTORS' COMPENSATION, COMMITTEES AND MEETING ATTENDANCE

     During the last fiscal year, the Board of Directors held eight meetings. Directors who are not Officers of the Company receive an annual retainer of $30,000 for their services as Directors, and each such Director receives $1,000 for each Board meeting attended. Each non-employee member of the Audit Committee, the Nominating Committee, the Compensation Committee, the Finance Committee and the Executive Committee receives $1,000 for attendance at each Committee meeting. In addition, the Chairman of each of the Audit Committee, the Compensation Committee and the Finance Committee receives an annual retainer of $5,000. Each non-employee Director may elect to defer all or a portion of the compensation otherwise payable to him. Amounts deferred in 1994 accrued interest at a fixed rate of 18% per annum for participants who are age 55 and over by the end of the plan year or a fixed rate of 15% per annum for participants who are below age 55 by the end of the plan year. These rates were pursuant to an arrangement similar to that in effect in 1994 for certain Company employees. The Board of Directors has modified the deferral arrangements so that amounts deferred after January 1, 1995 accrue interest at a fixed rate of 10% per annum.

     Any Director who at the time of retirement has either completed four years of service as a non-employee Director and is at least seventy years of age or has completed ten or more years of service as a non-employee

Director is eligible for an annual retirement benefit under the Company's Directors' Retirement Plan (the "Directors' Plan") equal to the annual Board retainer fee (excluding meeting and committee fees) in effect at the time of retirement or as it may be increased from time to time, commencing on the later of the Director's retirement or the Director's attaining age seventy. Payments continue until the Director's death or, in the case of a Director retiring before reaching age seventy, until payments have been made for a period equal to the period of the Director's service as a non-employee Director. In the event of a "Change of Control" of the Company (as defined in the Directors' Plan), Directors will be credited with a period of service equal to the greater of the period of such Director's service as a non-employee Director or ten years. Directors eligible to receive benefits under The LL&E Pension Plan after the effective date of the Directors' Plan (March 1, 1987) are not eligible to participate in the Directors' Plan.

     The Louisiana Land and Exploration Company 1990 Stock Option Plan for Non-Employee Directors (the "1990 Plan"), which was adopted by vote of the stockholders at the 1990 Annual Meeting and expired in May 1994, provided for an annual grant of an option to purchase 2,500 shares of Capital Stock to each member of the Board of Directors of the Company who was not an employee of the Company or of any affiliate of the Company. Options granted under the 1990 Plan generally are exercisable in two equal annual installments commencing on the first anniversary of the date of grant, and may be exercised until their expiration ten years from the date of grant (unless such options expire at an earlier date following the non-employee Director's termination of service). The option price per share of Capital Stock payable upon the exercise of an option under the 1990 Plan is the Fair Market Value (as defined) of Capital Stock on the date the option was granted. If a non-employee Director who was participating in the 1990 Plan ceases to be a Director on account of retirement (and such participant is otherwise eligible for benefits under the Directors'
Plan), death or disability, or if a "Change of Control" of the Company (as defined in the 1990 Plan) occurs, all of such participant's options outstanding for six months or more become immediately and fully exercisable.

     During 1992, The Louisiana Land and Exploration Company Foundation pledged to contribute $50,000 per year for six years for the endowment of the Evelyn and John G. Phillips Distinguished Chair in Mathematics at Tulane University. Mr. Phillips, former Chairman of the Board and Chief Executive Officer of the Company, retired at the 1993 Annual Meeting following many years of distinguished service to the Company. In addition, the Company regularly makes charitable contributions to a number of universities, including Tulane University ($15,000 in 1994) and Muhlenberg College ($10,000 in 1994). Company Director Eamon M. Kelly is President of Tulane University, and Company Director Arthur R. Taylor is President of Muhlenberg College.

     The Board has five standing committees: the Executive Committee; the Compensation Committee; the Audit Committee; the Finance Committee; and the Nominating Committee.

     The Compensation Committee administers The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan, determines the compensation policies for Company Officers, and recommends to the entire Board of Directors the salaries of the three most senior Officers of the Company. During 1994, the Compensation Committee held five meetings.

     The principal functions of the Audit Committee are: to receive reports prepared by the Company's internal auditors; to recommend the selection, retention or termination of independent auditors; to review arrangements and proposals for the overall scope of the annual audit with management and the independent auditors; and to discuss matters of concern to the Audit Committee with the independent auditors and management relating to the annual financial statements and results of the audit. During 1994, the Company's Audit Committee held four meetings.

     The principal functions of the Finance Committee are: to review all major financings of the Company (including the issuance of securities); to recommend the size, timing, pricing and terms of any such financing; to review the Company's financial policies, capitalization and forecasted capitalization; to evaluate investment programs; to review the Company's continuing financial arrangements; and such additional duties as may from time to time be assigned to the Finance Committee by the Board of Directors in respect of specific financing programs undertaken by the Company. During 1994, the Company's Finance Committee held three meetings.

     The Nominating Committee establishes criteria for the selection of Directors, seeks out and interviews Director candidates and recommends to the Board those Director candidates who shall stand for election at the Annual Meeting of Stockholders and who shall fill interim vacancies. During 1994, the Company's Nominating Committee held two meetings.

     During 1994, each of the incumbent Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committees on which they served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid by the Company for services rendered during each of the last three fiscal years to or for the accounts of the Chief Executive Officer and the other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               ----------------------------------
                                                                                      AWARDS             PAYOUTS
                                               ANNUAL COMPENSATION             ---------------------     --------
                                        ----------------------------------                    NUMBER
                                                                   OTHER                        OF                     ALL
                                                                   ANNUAL      RESTRICTED     SECURITIES              OTHER
                                                                  COMPEN-       STOCK         UNDERLYING   LTIP      COMPEN-
                                                                   SATION      AWARD(S)       OPTIONS/   PAYOUTS      SATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)      ($)(1)      ($)(2)(3)      SARS(2)      ($)        ($)(4)
- -------------------------------- ----   --------     --------     --------     --------       ------     --------    --------
H. Leighton Steward............. 1994   $565,000            0     $ 15,300            0       15,000     $ 98,501    $283,736
  Chairman of the Board,         1993   $543,846     $140,000     $107,283     $120,563       13,500     $152,677    $243,524
  President                      1992   $510,000            0     $ 13,275            0       37,500     $126,044    $164,083
  and Chief Executive Officer
Richard A. Bachmann............. 1994   $350,000            0     $  9,775            0        8,600     $ 65,667    $ 68,991
  Executive Vice President,      1993   $340,385     $ 75,000     $102,383     $120,563        8,600     $100,330    $ 64,350
  Finance and Administration     1992   $325,000            0     $  8,825            0       22,500     $ 85,006    $ 35,274
  Chief Financial Officer, and
  Director
John F. Greene.................. 1994   $350,000            0     $  9,775            0        8,600     $ 65,667    $158,803
  Executive Vice President,      1993   $340,385     $ 75,000     $102,383     $120,563        8,600     $100,330    $132,746
  Exploration and Production,    1992   $325,000            0     $  8,825            0       22,500     $ 85,006    $106,744
  and Director
John A. Williams................ 1994   $219,000            0     $352,001            0        3,700     $ 30,488    $ 55,276
  Vice President                 1993   $213,615     $ 25,000     $373,574     $ 89,781        3,700     $ 43,622    $ 49,722
                                 1992   $205,000     $ 20,000     $225,756            0       11,200     $ 35,175    $ 37,567
Joel M. Wilkinson............... 1994   $204,000            0     $  3,875            0        3,400     $ 23,453    $ 27,424
  Vice President                 1993   $199,385     $ 25,000     $  3,725            0        3,400     $ 34,898    $ 24,419
                                 1992   $192,000     $ 20,000     $  3,325            0        9,000     $ 29,313    $ 21,020

- ---------------
(1) "Other Annual Compensation" includes: (i) the reimbursement to Mr. Williams in 1992 of $72,297 for costs incurred in connection with his transfer to London under The LL&E Relocation Program and in 1994, 1993 and 1992, payment of $347,101, $333,308 and $148,996, respectively, under The LL&E Expatriate Program; (ii) tax assistance payments in connection with the grants of Restricted Stock for 1993 performance made to Messrs. Steward, Bachmann, Greene and Williams in the amounts of $92,833, $92,833, $92,833 and $35,441, respectively; and (iii) cash dividends paid on Performance Shares.

(2) Under The 1988 Long-Term Stock Incentive Plan, restrictions lapse in the event of a "Change of Control" (as defined).

(3) Messrs. Steward, Bachmann, Greene and Williams had an aggregate total of 3,000, 3,000, 3,000 and 1,333 shares, respectively, in Restricted Stock holdings with December 31, 1994 values of $109,125, $109,125, $109,125 and
    $48,488, respectively. The Restricted Stock has a three year vesting schedule in which one-third of the shares will vest each year beginning one year from the date of grant. Dividends are payable on Restricted Stock if and to the extent dividends are paid on the Company's Capital Stock generally.

(4) "All Other Compensation" includes the following: (i) Company contributions and allocations in 1994 to its defined contribution plans for the benefit of Messrs. Steward, Bachmann, Greene, Williams and Wilkinson in the amounts of $62,336, $31,814, $33,302, $21,236 and $19,639, respectively; (ii) interest accrued during 1994 in excess of 120% of the applicable federal interest rate with respect to 1986 through 1994 salary and bonus deferrals as follows: Mr. Steward $215,401, Mr. Bachmann $33,601, Mr. Greene $121,853, Mr. Williams $31,482, and Mr. Wilkinson $5,535; and (iii) the dollar value of insurance premiums paid by the Company with respect to group term life insurance for the benefit of Messrs. Steward, Bachmann, Greene, Williams and Wilkinson in the amounts of $6,000, $3,576, $3,648, $2,558 and $2,250, respectively.

  Stock Option Grants and Exercises

     The following table sets forth information concerning individual grants of stock options under The 1988 Long-Term Stock Incentive Plan made during the last completed fiscal year to each of the named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS(1)
                             ---------------------------------------------------------
                                NUMBER         % OF TOTAL
                                  OF          OPTIONS/SARS
                              SECURITIES       GRANTED TO      EXERCISE
                              UNDERLYING       EMPLOYEES       OR BASE                      GRANT DATE
                             OPTIONS/SARS      IN FISCAL        PRICE       EXPIRATION       PRESENT
             NAME              GRANTED            YEAR          ($/SH)         DATE        VALUE($)(2)
    -----------------------  ------------     ------------     --------     ----------     ------------
    H. Leighton Steward....     15,000             6.0%          $ 36         03/09/04       $147,199
    Richard A. Bachmann....      8,600             3.4%          $ 36         03/09/04       $ 84,394
    John F. Greene.........      8,600             3.4%          $ 36         03/09/04       $ 84,394
    John A. Williams.......      3,700             1.5%          $ 36         03/09/04       $ 36,309
    Joel M. Wilkinson......      3,400             1.4%          $ 36         03/09/04       $ 33,365

- ---------------
(1) Fifty percent of the shares granted vested on 3/9/95 and the other fifty percent vest on 3/9/96.

(2) Based on the Black-Scholes Option Pricing Model using a five-year weighted-average dividend yield (2.56%), volatility based on stock price data over the five years preceding the grant (0.2667) in order to estimate the values that might occur over the course of the option term. The yield and volatility were also reviewed in light of known changes in dividend policy or corporate restructurings that could have an effect in the future. For the risk-free rate (5.85%), the Company used the yield on U.S. Treasury Strips with a time to maturity that approximates the average time held before exercise, adjusted for the vesting period, of six years (6 years). The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.

     The following table sets forth information concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the last completed fiscal year by each of the named Executive Officers and the fiscal year-end value of unexercised options and SARs.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                          TOTAL NO. OF SECURITIES        VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                 SHARES                   OPTIONS HELD AT FY-END           SARS AT FY-END($)
                                ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  -----------   --------   -----------   -------------   -----------   -------------
H. Leighton Steward..........     17,100     $198,788     158,887         21,750       $ 703,258       $ 5,625
Richard A. Bachmann..........      7,937     $119,593      13,450         12,900       $       0       $ 3,225
John F. Greene...............     12,421     $175,026      70,100         12,900       $ 270,938       $ 3,225
John A. Williams.............         --           --      28,450          5,550       $ 114,688       $ 1,388
Joel M. Wilkinson............         --           --      33,200          5,100       $ 140,438       $ 1,275

  Long-Term Stock Incentive Plan Awards

     The following table sets forth information regarding each award of Performance Shares made to a named Executive Officer in the last completed fiscal year under The 1988 Long-Term Stock Incentive Plan.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                   PERFORMANCE      ESTIMATED FUTURE PAYOUTS
                                                     PERIOD    UNDER NON-STOCK PRICE-BASED PLANS
                                                     UNTIL     ----------------------------------
                                         NUMBER    MATURATION  THRESHOLD       TARGET     MAXIMUM
                                           OF         OR        (NO. OF       (NO. OF     (NO. OF
                   NAME                 SHARES(1)  PAYOUT(2)    SHARES)       SHARES)     SHARES)
    ----------------------------------   -----      -------    ---------     ---------    -------
    H. Leighton Steward...............   5,000      3 years        833           5,000     7,500
    Richard A. Bachmann...............   2,900      3 years        483           2,900     4,350
    John F. Greene....................   2,900      3 years        483           2,900     4,350
    John A. Williams..................   1,300      3 years        216           1,300     1,950
    Joel M. Wilkinson.................   1,100      3 years        183           1,100     1,650

- ---------------
(1) Performance Shares awarded under The 1988 Long-Term Stock Incentive Plan.

(2) Payout of awards are conditioned upon achieving one or more specified levels of three criteria which are weighted equally: the three year average of the Company's working capital return on total capital employed; the three year average of the increase in the value of proved reserves; and the three year average of total shareholder return relative to pre-determined peer companies. If none of the specified levels are met, no awards are payable.

  Pension Plans

     The following table shows the estimated benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                                                        PENSION PLAN TABLE
                                                         YEARS OF SERVICE
  AVERAGE                      --------------------------------------------------------------------
COMPENSATION                      15          20          25          30          35          40
- ------------                   --------    --------    --------    --------    --------    --------
  $200,000..................   $ 60,000    $ 80,000    $100,000    $120,000    $140,000    $160,000
  $300,000..................   $ 90,000    $120,000    $150,000    $180,000    $210,000    $240,000
  $400,000..................   $120,000    $160,000    $200,000    $240,000    $280,000    $320,000
  $450,000..................   $135,000    $180,000    $225,000    $270,000    $315,000    $360,000
  $500,000..................   $150,000    $200,000    $250,000    $300,000    $350,000    $400,000
  $550,000..................   $165,000    $220,000    $275,000    $330,000    $385,000    $440,000
  $600,000..................   $180,000    $240,000    $300,000    $360,000    $420,000    $480,000
  $650,000..................   $195,000    $260,000    $325,000    $390,000    $455,000    $520,000
  $700,000..................   $210,000    $280,000    $350,000    $420,000    $490,000    $560,000

     A participant's remuneration covered by the Company's pension plans is his or her average base salary (as reported in the Summary Compensation Table) less elected deferrals for the three plan years during the last ten years of the participant's career for which such average is the highest. Pension plan benefits in the Table are determined on the basis of a ten-year certain and life annuity. The benefits shown are displayed before the application of the pension plans' offset against social security. As of January 1, 1995, Messrs. Steward, Bachmann, Greene, Williams and Wilkinson have accrued 12, 13, 9, 8, and 7 years, respectively, under the pension plans. The Company has also agreed to supplement pension payments for Mr. Steward as if he had been in the employ of the Company since the date he joined a former employer (1962). The benefits will be reduced by the amount of any similar benefits paid Mr. Steward by his former employer. Covered compensation (base salary less elected deferrals) for Messrs. Steward, Bachmann, Greene, Williams and Wilkinson for the year ended December 31, 1994, was $565,000, $298,000, $311,000, $219,000 and $204,000, respectively.

  Termination of Employment Arrangements and Certain Transactions

     The Company has entered into agreements with Messrs. Steward, Bachmann and Greene which provide that in the event of an "involuntary termination" (other than for "cause") following a "Change in Control" of the Company (as such terms are defined in such agreements), each such Executive Officer shall be entitled to receive from the Company an amount in cash equal to twice the sum of such Executive Officer's highest annual salary and bonus award during the preceding three years.

     Pursuant to the Company's Special Termination Benefit Plan (the "Termination Plan"), the Company provides severance benefits in the event of "involuntary termination" of eligible employees within 18 months following a "Change of Control" of the Company (as defined below), in an amount equal to six months' base pay (as of the date of the "Change of Control") or, in the case of employees with six years or more of service to the Company, an amount equal to one month's base pay for each year of service not to exceed twelve months' base pay. Messrs. Williams and Wilkinson are eligible, and Messrs. Steward, Bachmann and Greene are not eligible, for severance benefits under the Termination Plan.

     A "Change in Control" is deemed to have occurred for purposes of the Termination Plan if (i) thirty percent (30%) or more of the Company's outstanding securities entitled to vote in elections of directors are beneficially owned, directly or indirectly, by any person, entity or group; (ii) individuals currently constituting the Board of Directors (or the successors of such individuals nominated by a Board of Directors of the Company on which such individuals or such successors constituted a majority) cease to constitute a majority of such Board; or (iii) a majority of the Board of Directors determines that an event effecting an actual change in control of the Company has occurred or is likely to occur; and, in addition to an event described in (i), (ii) or
(iii) occurring, a majority of the Board of Directors of the Company in office prior to such event occurring determines at any time not later than six (6) months following such event that it would be in the best interest of the Company for the Termination Plan to become effective.

     Pursuant to the Company's Special Severance Plan (the "Severance Plan"), the Company provides severance benefits in the event of "involuntary termination" of a covered employee as a result of a reduction in the Company's workforce (i) in the form of a one-time cash payment with a maximum amount of 53 weeks of base salary less applicable withholding taxes required by law, and (ii) premium payments and administrative charges associated with the continuation of the covered employee's group health benefits for a period up to six months. All active employees are covered by the Severance Plan, subject to certain exceptions provided in the Severance Plan. Messrs. Steward, Bachmann, Greene, Williams and Wilkinson are eligible for severance benefits under the Severance Plan unless a Change in Control (as defined in the above agreements) has occurred, in which case such individuals would be covered by the terms of the agreements referred to in the preceding three paragraphs.

     Kenneth W. Orce, a Director of the Company, is a partner of the law firm Cahill Gordon & Reindel, which firm currently provides, and in 1994 provided, legal services to the Company.

REPORT ON EXECUTIVE COMPENSATION

  Compensation Committee

     The Compensation Committee (the "Committee") is responsible for determining the compensation of Company Officers other than the salaries of the three most senior Officers of the Company, which are determined by the Board of Directors based upon the Committee's recommendation. The Committee also administers The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan.

     The Committee is composed of five non-employee Directors: Messrs. Adams, Rice, Smith, Taylor and Trost. Decisions and recommendations by the Committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. The Committee regularly utilizes the services of independent consultants specializing in executive compensation. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of the overall compensation package provided by the Company.

     The Committee has reviewed the 1993 tax law changes and proposed Internal Revenue Service regulations regarding the limitation on the deductibility of annual non-excludible compensation payments in excess of one million dollars to each of the five highest paid executive officers. The Committee believes that compensation to be paid in 1995 will not exceed one million dollars in non-excluded compensation to any of the named executives.

  Compensation Philosophy

     The Company's executive compensation program is designed to provide competitive levels of pay and assist the Company in attracting and retaining qualified executives. The Committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of the Company executives with the interests of its stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements.

     The Committee's objective is to set executive compensation at levels competitive with others in the Company's industry. However, it is performance which most significantly influences an individual executive's compensation level. As a result, actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 1994 compensation:

  Base Salary

     Salary ranges for each executive position are established by the Company based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. External comparisons are based upon survey data compiled and analyzed by an executive compensation consultant firm and include more than twenty (20) independent oil and gas companies. Most of the companies identified in the Company's performance graph (the "Performance Peer Group") are participants in the survey. The analysis and subsequent recommendations are based on this survey rather than the Performance Peer Group in order to be more statistically sound and representative of the industry. An internal analysis of this data is conducted and the salary ranges for each executive's position (minimum, midpoint, maximum) are recommended to the Committee based upon a third quartile target of the appropriate survey data. The midpoint of the salary range represents the "targeted" salary of the survey data. The salary ranges developed are part of an executive salary program which is reviewed with the Committee by the Chief Executive Officer. The program recommendations are based on financial and operational results, individual contributions to corporate performance and the historical compensation data of other companies within the industry. Individual executives' salaries might be set above or below the midpoint (target) of the salary range for their positions depending upon the assessment of their contributions to corporate performance. The Committee meets without the Chief Executive Officer to evaluate his performance and develop recommendations as to adjustments to his salary. The Committee's recommendations with respect to the salaries of the Company's top three Executive Officers are presented to the Board of Directors.

     The salaries paid to Mr. Steward and the other executives in 1994 were approved in May 1993. Despite the successful acquisition efforts of 1993, senior management felt that, in view of the difficult industry climate in May 1994, salary action for executives would not be appropriate. The Compensation Committee and Board concurred with senior management's recommendation. Accordingly, there were no salary increases granted to executive management in 1994.

  Annual Incentive

     The annual incentive plan is a cash bonus program. It is designed to reward significant corporate accomplishments and individual initiatives which contributed to the attainment of targeted goals relating to reserve replacement, rates of return, return on working capital employed, increase in earnings per share, stockholder return, and maintenance of the Company's credit rating. If the Committee determines that corporate results are such that a bonus program is warranted, then each executive's accomplishments are assessed as to their impact on corporate results. The threshold for any payment is "significant achievement"; specifically, contributions must be above and beyond normal expectations. However, if the Committee determines that there have been significant accomplishments which warrant recognition, then bonuses can be awarded under the annual incentive plan whether or not all of the targeted goals are achieved. The actual bonus amount received by an executive is determined as a percent of salary within a pre-established range assigned to the position. The target is based on the median of the target percentages used by companies who participate in the same survey used for base salary data. The actual bonus can range from 0 to 150% of the executive's assigned target percentage depending upon performance. The Chief Executive Officer meets with the Committee to review corporate results, the individual executives' contributions and his recommendations as to annual incentive payments. The Committee evaluates the Chief Executive Officer's contributions.

     After reviewing overall corporate results as measured against the pre-established goals set by the Committee, senior management determined that the level of accomplishments necessary to warrant a recommendation of a general bonus program was not met, although there were some notable accomplishments. The Committee concurred that there should be no general bonus program based on 1994 performance.

  Long-Term Incentives

     The 1988 Long-Term Stock Incentive Plan (the "Plan") was approved by stockholders in 1988 for the purpose of "promoting the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and
(v) enabling such employees to participate in the long-term growth and financial success of the Company."

     Although the Plan authorizes the use of a variety of stock related forms of compensation, the Company's practice is to grant non-qualified stock options and Performance Shares. Restricted Stock has been utilized to recognize exceptional efforts. Previous awards were considered when determining whether or not to grant additional options, Performance Shares or Restricted Stock in 1994. The granting of stock options is normally considered annually except when special events or circumstances warrant otherwise. The options are granted to employees based upon their potential impact on corporate results and on their performance. Options are granted at market value and vest over a two-year period. The maximum number of options considered for a regular grant is calculated as a percentage of salary divided by the current market value of the stock. The percentage of salary selected is determined with the objective of placing the Company's executives at the median level of opportunity relative to long-term (stock) incentives among the companies in the same survey utilized for base salary data and annual incentive opportunity percentage comparisons. The actual award amount may range from 0 to 100% of the resulting number of options, depending upon the assessment of the prior year's performance. Performance Shares are granted in conjunction with option grants to Executive Officers of the Company. Grants are made at a ratio of three (3) options for each Performance Share. The percentage payout of the Performance Shares is based on results of a three-year cycle and a minimum threshold must be met before any Performance Shares are earned. Target awards for each of the executives are established at the beginning of each performance cycle and payout is based upon the following performance criteria:

          1. One-third based upon the Company's 3-year average working capital return on total capital employed.

          2. One-third based upon the Company's 3-year average increase in value of proved reserves.

          3. One-third based upon the Company's 3-year average total stockholder return (stock appreciation plus dividend yield) relative to the Peer Performance Group reviewed and approved annually by the Committee.

The actual percentage payout can range from 0% to 150% depending upon the level of results obtained for each of the specified criteria.

     In March 1994, a regular stock option grant was made to Executive Officers and key employees of the Company based on 1993 accomplishments, specifically the two major acquisitions of (1) NERCO Oil and Gas, Inc. and (2) T-Block reserves in the North Sea. For Officers, the grant was comprised of the normal ratio of three (3) options for each Performance Share.

                             Compensation Committee

                                Leland C. Adams
                                 Victor A. Rice
                                 Orin R. Smith
                                Arthur R. Taylor
                              Carlisle A.H. Trost

                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Capital Stock to the S&P 500 Index and to the LL&E Peer Group for the five year period ended December 31, 1994. The LL&E Peer Group consists of companies who are engaged in the same line of business as LL&E and were selected on the basis of comparability of market capitalization. The LL&E Peer Group, which includes the Company, Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Maxus Energy Corporation, Noble Affiliates, Inc., Oryx Energy Company and Santa Fe Energy Resources, Inc., is the same as that used for performance measurement in connection with executive compensation programs. The graph assumes a $100 investment in each of the LL&E Capital Stock, the S&P 500 Index and the LL&E Peer Group on December 31, 1989.

      Measurement Period         LL&E Capital      S & P 500       LL&E Peer
    (Fiscal Year Covered)            Stock           Index           Group
1989                                    100.00          100.00          100.00
1990                                     97.63           96.89           82.83
1991                                     74.76          126.42           70.29
1992                                     83.74          136.05           76.14
1993                                    100.43          149.76           86.81
1994                                     93.32          151.74           74.15

             II. 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors of the Company unanimously approved and adopted the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan"), to be effective on May 11, 1995, the date of the 1995 Annual Meeting, subject to the approval and ratification at the 1995 Annual Meeting by the holders of a majority of the shares of Capital Stock present or represented and entitled to vote at such meeting. The 1995 Plan is substantially similar to the 1990 Stock Option Plan for Non-Employee Directors, which was approved by a majority of the stockholders in 1990 and expired following the 1994 Annual Meeting.

     In the opinion of the Board of Directors of the Company the 1995 Plan will benefit the Company and its stockholders by (i) attracting and retaining the services of experienced and knowledgeable non-employee Directors, (ii) increasing the ownership interest in the Company of such non-employee Directors whose services are considered essential to the Company's sustained success and growth, and (iii) enabling such non-employee Directors to participate in the long-term growth and financial success of the Company.

     The full text of the 1995 Plan is set forth in Exhibit A to this Proxy Statement. The following description of the 1995 Plan is qualified by reference to the text thereof.

     Eligibility. Members of the Board of Directors of the Company who are not employees of the Company or of any affiliate of the Company ("Participants") shall be eligible to participate in the 1995 Plan. Assuming each of the current non-employee Directors and nominees for Director is elected at the Annual Meeting, eight Directors will be eligible to participate in the 1995 Plan.

     Administration. The 1995 Plan is intended to be self-effectuating to the maximum extent possible. Within the limitations of the 1995 Plan, the 1995 Plan is administered by the Board of Directors of the Company, excluding the Participants (the "Plan Administrators"), which may amend or discontinue the 1995 Plan, provided that the approval of stockholders will be required in order to change the number of shares subject to issuance (other than as described under Shares Subject to the 1995 Plan below, the class of non-employee Directors eligible to participate in the 1995 Plan or the number of shares which may be covered by any option granted to any Participant in the 1995 Plan (hereinafter referred to as an "Option"), or to increase materially the benefits accruing to Participants under the 1995 Plan. In no event may the 1995 Plan be amended more than once every six months (except to comport with changes in the Internal Revenue Code) to change the designation of the class of non-employee Directors eligible to receive Options under the 1995 Plan, the timing of the grants for any Participant, the amount of Options or other securities to be granted to individual Participants, or the provisions governing the option price per share.

     Shares Subject to the 1995 Plan. A maximum of 150,000 shares of Capital Stock may be issued pursuant to the 1995 Plan. If an Option expires, or is terminated or cancelled prior to its exercise, the shares covered by such Option will be available for future grants. Either authorized but unissued shares or treasury shares may be issued by the Company under the 1995 Plan. In the event of any change in the outstanding shares of Capital Stock, by reason of any stock dividend or stock split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to capital stockholders other than normal cash dividends, appropriate adjustment will be made to the number of outstanding Options and the option price thereof, and to the number or kind of shares reserved for issuance under the 1995 Plan.

     Transferability. No Options may be assigned or transferred, except by will or the laws of descent and distribution. During the lifetime of a Participant, Options may be exercised only by such Participant.

     Terms, Conditions and Exercisability of Options. Under the 1995 Plan, each Participant shall automatically be granted each year following the Annual Meeting at which Directors are elected, an Option to purchase 2,500 shares of Capital Stock. Assuming each of the current non-employee Directors and nominees for Director is elected at the Annual Meeting, Options to purchase an aggregate of 20,000 shares of Capital Stock will be granted to such Participants as a group following the Annual Meeting. Options generally are exercisable in two equal annual installments commencing on the first anniversary of the date of grant, and may be exercised until their expiration ten years from the date of grant (unless such Options expire at an earlier date following the Participant's termination of service). If a Participant ceases to be a Director on account of retirement (and such Director is otherwise eligible for benefits under the Company's Directors' Retirement Plan), death or disability, or at or within two years following a Change of Control of the Company (as defined for purposes of the 1995 Plan), all of the Participant's Options shall become immediately and fully exercisable.

     The option price per share of Capital Stock payable upon the exercise of an Option is the average of the high and low sales prices of Capital Stock as reported for New York Stock Exchange -- Composite Transactions on the day the Option is granted or, if Capital Stock did not trade on such date, on the first day prior thereto on which Capital Stock was traded. The average of the high and low prices of shares of Capital Stock as reported on the New York Stock
Exchange -- Composite Transactions on March 15, 1995, was $35 3/8 per share. The option price may be paid in cash, in shares of Capital Stock owned by the Participant, or in a combination of cash and shares owned by the Participant.

     Change of Control. Upon and following a Change of Control (as defined for purposes of the 1995 Plan), all Options will immediately become exercisable in full, and a Participant will be entitled to elect (subject to the approval of the Plan Administrators) to surrender such Options to the Company and receive a cash payment equal to the excess of (a) the higher of (i) if a successful tender offer accompanied the Change of Control, the highest gross amount of cash and the fair market value of property or other consideration paid or payable for a share acquired during such tender offer, or (ii) the highest average trading price of Capital Stock during the 10-day period preceding the Participant's election, over (b) the option price for the shares covered by the surrendered Options; provided that such election will not be available unless the Option has been outstanding for at least six months.

     Duration of Plan. If the 1995 Plan is approved by the Company's stockholders, it will remain in effect until terminated by action of the Plan Administrators or the Company's stockholders, but such termination will not affect the terms of any then outstanding Options.

     Federal Income Tax Consequences. Options are non-qualified stock options for federal income tax purposes. The grant of an Option under the 1995 Plan will not result in the recognition of taxable income to a Participant or in a deduction to the Company.

     Upon exercise of an Option, a Participant will generally recognize compensation income in an amount equal to the excess of the fair market value of the Capital Stock on the date of exercise over the option price. However, if the Option has been outstanding for less than six months on the date of exercise, the taxable event will generally be deferred until the date which is six months after the date of grant (with the taxable amount based on the excess of the fair market value of the Capital Stock at that time over the option price), unless the Participant files a special election with the Internal Revenue Service, within 30 days after the date of exercise, to recognize compensation income at the date of exercise in an amount equal to the excess of the fair market value of the Capital Stock on the date of exercise over the option price. The Company will be entitled to a deduction in an amount equal to the compensation income recognized by the Participant.

     Gain or loss upon a subsequent sale of any Capital Stock received upon the exercise of an Option is taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the Capital Stock sold). The Participant's tax basis in the stock acquired upon the exercise of an Option will be the sum of the amount paid for the Capital Stock and the amount recognized as compensation income on account of the Option exercise.

     The following table sets forth summary information concerning the hypothetical value of option grants for a single year to all eligible directors under the Plan, based on the assumption that such grants had been made on May 13, 1994.

               1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING      DOLLAR
                                GROUP                               OPTIONS(1)     VALUE(2)
    --------------------------------------------------------------  ----------     ---------
    Non-employee directors as a group (eight persons).............    20,000       $ 224,880

- ---------------
(1) Number of shares acquirable with each annual option grant.

(2) Amounts shown in this column are based upon a hypothetical grant date of May 13, 1994, at the then current fair market value of the Company's Common Stock ($41.25). The hypothetical dollar value was calculated by using the same assumptions and pricing model that was used for employees in the Option/SAR Grants in Last Fiscal Year table. The Company does not believe that the values estimated by the model, or any other model, will necessarily be indicative of the values to be realized by a director.

     The affirmative vote of the holders of a majority of the shares of the Capital Stock present or represented and entitled to vote is required to approve the adoption of the 1995 Plan. As of the record date, Directors and Officers of the Company had the power to vote approximately 1.2% of the outstanding shares of Capital Stock. ALL THE DIRECTORS AND OFFICERS HAVE EXPRESSED THE INTENT TO VOTE IN FAVOR OF THE ADOPTION OF THE 1995 PLAN AND THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE 1995 PLAN.

                                 OTHER MATTERS

     No business other than the election of a Board of Directors of the Company and the adoption of the 1995 Plan is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed Proxy will vote thereon according to their best judgment in the interests of the Company. All shares represented by valid Proxies, unless otherwise specified, will be voted in the election of Directors for the nominees named above; provided, however, that in the event any of such nominees should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for the election of other persons in their place.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed KPMG Peat Marwick LLP as the firm of independent accountants to audit the accounts of the Company and its subsidiaries for the year ending December 31, 1995. This firm expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer questions.

                             STOCKHOLDER PROPOSALS

     The Company will not consider including a stockholder's proposal for action at its 1996 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than November 28, 1995.

                                          By order of the Board of Directors,

                                          /s/ FREDERICK J. PLAEGER, II
                                          -----------------------------------
                                          Frederick J. Plaeger, II
                                          General Counsel and Corporate
                                          Secretary
Dated: March 28, 1995

     YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING AND WHO WISH TO HAVE THEIR STOCK VOTED ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                       EXHIBIT A

                   THE LOUISIANA LAND AND EXPLORATION COMPANY
               1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE

     The purpose of the 1995 Stock Option Plan for Non-Employee Directors (the "Plan") of The Louisiana Land and Exploration Company (the "Company") is to promote the interests of the Company and its stockholders by attracting and retaining the services of experienced and knowledgeable non-employee directors, to increase the ownership interest in the Company of such non-employee directors whose services are considered essential to the Company's sustained success and growth and to enable such non-employee directors to participate in the long-term growth and financial success of the Company.

2. PARTICIPATION IN THE PLAN

     Members of the Board of Directors of the Company who are not employees of the Company or of any affiliate of the Company shall be participants in the Plan ("Participants").

3. ADMINISTRATION

     (a) This Plan shall be, to the maximum extent possible, self-effectuating. Within the limitations of the Plan, the Board of Directors of the Company, excluding the Participants (the "Plan Administrators"), shall administer the Plan and interpret, construe and implement the provisions of the Plan. The Plan Administrators may suspend, revise, amend or discontinue the Plan, provided that without approval of the stockholders, no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section 4), the designation of the class of non-employee directors eligible to receive options, or the number of shares that may be covered by option grants to any Participant under the Plan, or materially increase the benefits accruing to Participants under the Plan. The Plan shall be interpreted and administered at all times in compliance with all applicable laws, rules and regulations. The Plan Administrators' decisions are binding upon all parties.

     (b) Except to comport with changes in the Internal Revenue Code of 1986, as amended from time to time (the "Code"), in no event shall the Plan be amended or revised more than once every six months to change (i) the designation of the class of non-employee directors eligible to receive options under the Plan; (ii) the timing of the grants for any Participant; (iii) the amount of options or other securities to be granted to individual Participants, or (iv) the provisions governing the option price per share. No discretion concerning decisions regarding the Plan shall be afforded to any person who is not a disinterested person.

4. SHARES RESERVED

     (a) There shall be reserved for issuance pursuant to the Plan a total of one hundred fifty thousand (150,000) shares of the Company's capital stock, $.15 par value ("Capital Stock"). When options are exercised, the Company may either issue unissued shares of Capital Stock or transfer issued shares of Capital Stock held in its treasury. If an option expires, or is terminated or cancelled prior to its exercise, such shares shall be available for future grants under the Plan.

     (b) In the event of any change in the outstanding shares of Capital Stock by reason of any stock dividend or stock split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to capital stockholders other than normal cash dividends, the Plan Administrators shall make such substitution or adjustment, if any, as they deem to be equitable, as to (i) the number or kind of shares of Capital Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding stock options and the option price thereof; or (ii) other assets provided to Participants pursuant to the Plan. Any such substitution or adjustment by the Plan Administrators shall be made with a view toward preserving the economic benefit of the options to the Participant.

     (c) No fractional shares of Capital Stock shall be issued. In lieu thereof, the cash value of such fraction shall be paid.

5. TERMS, CONDITIONS AND FORMS OF OPTIONS

     Each Participant will be automatically granted each year on the first trading day following the Company's Annual Meeting of Stockholders at which directors are elected, an option to purchase two thousand five hundred (2,500) shares of Capital Stock. To the extent there are insufficient shares available for grant, the options to all Participants for that year will be reduced proportionately.

     (a) Non-statutory stock options. All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Code.

     (b) Option price. The option price per share of Capital Stock payable upon the exercise of each option shall be the Fair Market Value of the Capital Stock on the day the option is granted. For purposes of this Plan, Fair Market Value shall be the average of the high and low sales prices of the Capital Stock as reported for the New York Stock Exchange -- Composite Transactions on that day or, if the stock did not trade on the applicable date, then the average of the high and low sales prices on the first date prior thereto on which the stock was traded ("Fair Market Value").

     (c) Payment.  Upon exercise, the option price shall be paid (i) in cash;
(ii) in Capital Stock having a Fair Market Value on the date of exercise equal to such option price; or (iii) in a combination of cash and Capital Stock. Payment in shares of Capital Stock may be accomplished by actual tendering or through attestation.

     (d) Exercisability. Subject to Sections 5(e) and 6 hereof, options shall become exercisable in two equal annual installments commencing on the first anniversary of the date of grant. Each option granted under the Plan shall expire ten years from the date of grant.

     (e) Termination of Service. If a Participant ceases to be a director, (i) due to his retirement under circumstances entitling him to benefits under the Company's Retirement Plan for Directors; (ii) due to his death or disability; or
(iii) at the time of or within two years following a Change of Control, as defined in Section 6 hereof (other than a termination for cause), all of his outstanding options, to the extent not already exercisable in full, shall be immediately and fully exercisable at the time of his termination of service. In the event of a cessation of service as a director pursuant to the preceding sentence other than by reason of death, the Participant's options may be exercised by the Participant until their expiration date determined pursuant to the last sentence of Section 5(d) hereof. If the Participant ceases to be a director due to his death or dies following cessation of his service as a director under circumstances described in the first sentence of this Section 5(e), the Participant's options shall be exercisable for a one-year period following the Participant's death, but not beyond the expiration date of the applicable option pursuant to the last sentence of Section 5(d) hereof. If a Participant becomes an employee, service as an employee shall be treated as though service as a Participant, except that such director will no longer be eligible for future option grants under the Plan. If a Participant's service as a director ceases as a result of a failure to be reelected (whether or not such Participant was nominated for reelection) (other than under circumstances described in the first sentence of this Section 5(e)), all options shall remain exercisable, to the extent then exercisable, for a period of three months following such cessation, but not beyond the expiration date of the applicable option pursuant to the last sentence of Section 5(d) hereof. If the Participant's service as a director ceases as a result of a voluntary termination (other than under circumstances described in the first sentence of this Section 5(e)) or for cause, all such options shall be cancelled on the date his service ceases. For purposes of this Section 5(e), "disability" shall mean long-term disability as determined under the principles that apply under the Company's Group Long Term Disability Plan then in effect. In addition, for purposes of this Section 5(e), a Participant shall be deemed to have been terminated for cause only if he is terminated on account of an act of fraud or intentional misrepresentation, or on account of an act of embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any of its subsidiaries.

     (f) Non-transferability of options. No option shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. During the lifetime of the Participant, options may be exercised only by the Participant. At the request of the Participant, shares of Capital Stock received upon exercise of an option may be issued in or transferred into the name of the Participant and another person jointly with the right of survivorship.

     (g) Withholding. The Participant may be required to pay to the Company the amount of any taxes that may be required to be withheld with respect to a stock option exercise, or, in lieu thereof, the Company shall have the right to retain the number of shares of Capital Stock whose Fair Market Value equals the amount required to be withheld.

6. CHANGE OF CONTROL

     In order to maintain the Participants' rights in the event of Change of Control of the Company, as hereinafter defined, upon a Change of Control, (i) each option will immediately become exercisable in full; and (ii) each option will provide the Participant with the right to elect, subject to the approval of the Plan Administrators and the applicable requirements of Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended from time to time, to surrender the option to the Company and receive in payment therefor an amount in cash equal to the excess of the higher of (a) if a successful tender offer accompanied the Change of Control, the highest gross amount of cash and the fair market value of property or other consideration paid or payable per share for the shares acquired during such tender offer or (b) the highest Fair Market Value of the shares during the ten days preceding exercise of this election, over the purchase price for the shares covered by the option as to which the surrender is made. The election described in (ii) above may be made during the period beginning on the first day following the Change of Control and ending on the thirtieth day following such date; provided, however, that no election may be made after the option's expiration or termination or within six months from grant. A "Change of Control" shall be deemed to have occurred if (i) absent prior approval by the Plan Administrators, thirty percent (30%) or more of the Company's outstanding securities entitled to vote in elections of directors shall be beneficially owned, directly or indirectly, by any person, entity or group; or (ii) individuals currently constituting the Board of Directors (or the successors of such individuals nominated by a Board of Directors on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board of Directors.

7. LIMITATION OF RIGHTS

     A Participant shall have no rights as a stockholder with respect to the shares covered by his options until certificates for such shares are issued. Nothing contained in this Plan (or in any other document related to this Plan or to any option) shall confer upon any Participant the right to continue to serve as a director of the Company.

8. EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective immediately on the date of the Company's Annual Meeting of Stockholders at which the Plan is approved and, as of the first trading day following that date, the first grants will be made to Participants. The Plan shall remain in effect until terminated by action of the Plan Administrators or the Company's stockholders, but such termination shall not affect the terms of any then outstanding options.

9. GOVERNING LAW

     The validity, construction, interpretation, and effect of the Plan and rights relating to the Plan shall be determined solely in accordance with the laws of the State of Maryland.

                           CAHILL GORDON & REINDEL
                                80 Pine Street
                           New York, New York 10005


                                                                 March 28, 1995


Re: The Louisiana Land and Exploration
    Company -- 1995 Proxy Material

Dear Sir or Madam:

        On behalf of and as counsel for the Louisiana Land and Exploration Company, a Maryland corporation (the "Company"), there is transmitted herewith, via the EDGAR system, for filing pursuant to Rule 14a-6(b) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Company's definitive Notice of Annual Meeting of Stockholders and Proxy Statement and the definitive Form of Proxy, each in the EDGAR version of the form in which it is being sent today to stockholders of the Company entitled to vote at its forthcoming Annual Meeting of Stockholders. Payment of the required filing fee in the amount of $125.00 as prescribed by Rule 14a-6(i)(1) of the General Rules and Regulations under the Exchange Act was made by wire transfer earlier today.

        Pursuant to Rule 14a-3(c) of the General Rules and Regulations under the Exchange Act seven copies of the Company's Annual Report to Stockholders for 1994 being sent today to stockholders of the Company with the definitive proxy materials referred to above have been filed with the Securities and Exchange Commission today under separate cover.

        Any questions with respect to this filing should be directed to the undersigned at (212) 701-3064.


                                                        Very truly yours,

                                                        /s/ SAHIR C. SURMELI

                                                        Sahir C. Surmeli

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street N.W.
Washington, D.C. 20549

Attention: Document Control -- EDGAR

cc: Frederick J. Plaeger, II, Esq.
    John Schuster, Esq.

PROXY

                  THE LOUISIANA LAND AND EXPLORATION COMPANY

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE LOUISIANA LAND
                           AND EXPLORATION COMPANY


       Proxy for the Annual Meeting of Stockholders at 9 o'clock A.M.,
            Central Daylight Time, May 11, 1995; Pan American Life
              Auditorium, 11th Floor, Pan American Life Center,
                  601 Poydras Street, New Orleans, Louisiana


        The undersigned hereby appoints H. LEIGHTON STEWARD, RICHARD A. BACHMANN AND JOHN F. GREENE, and each of them, with power of substitution, as Proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated Annual Meeting and at all adjournments and postponements thereof in the election of directors, the adoption of the 1995 Stock Option Plan for Non-Employee Directors and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

        All properly signed proxies will be voted as directed. ALL ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting, but will not be voted in favor of the proposal as to which such ABSTAIN vote was directed. If no direction is made, this proxy will be voted FOR the election of the director nominees designated on the reverse side and FOR the adoption of the 1995 Stock Option Plan for Non-Employee Directors.

        Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowleded.

                 (continued and to be signed on reverse side)

/ X / Please mark your
      votes as in this example

THE DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors      FOR      WITHHOLD               Richard A. Bachmann, John F. Greene, Robert E. Howson,
                              / /        / /                  Eamon M. Kelly, Kenneth W. Orce, Victor A. Rice,
                                                              Orin R. Smith, H. Leighton Steward, Arthur R. Taylor,
                                                              W.R. Timken, Jr. and Carlisle A.H. Trost.
(You may withhold a vote for any individual nominee
by marking the "FOR" box and writing that nominee's
name on the line provided below)

___________________________________________________




2. Adoption of the 1995 Stock Option Plan for
   Non-Employee Directors
     FOR       AGAINST      ABSTAIN
    / /         / /          / /

                                                              Please sign, date and mail this proxy card promptly using the enclosed envelope. Joint partners should EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title below.

                                                              _____________________________________________________________________

                                                              _____________________________________________________________________
                                                              SIGNATURE(S)                                            DATE

